Exhibit 8.1

[Letterhead of Gunster, Yoakley & Stewart, P.A.]

January 14, 2015

The Board of Directors of Vapor Corp.

3001 Griffin Road

Dania Beach, FL 33316

Re:	Vapor Corp. – Registration Statement on Form S-4 filed on December 29, 2014

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Vapor Corp., a Delaware corporation (the “Registrant”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Vaporin, Inc., a Delaware corporation (“Vaporin”), with and into the Registrant, with the Registrant surviving the merger. We have served as counsel to the Registrant. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement and/or the Agreement and Plan of Merger dated December 17, 2014 (the “Agreement”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by us prior to the Effective Date of certain written representations and covenants of Registrant and Vaporin. Furthermore, we have relied upon factual assumptions and representations made by officers of Registrant and Vaporin, without any independent verification. In particular, we have assumed that Registrant stock will constitute at least 50% of the total consideration received by Vaporin shareholders in the aggregate at closing.

In rendering our opinions set forth below, we have assumed that the Merger will be consummated in accordance with the terms of the Agreement. Furthermore, we have relied upon the facts and assumptions set forth above which are based upon the factual assumptions and representations made in the Vaporin Certificate and the Registrant Certificate, without any independent verification.

We have participated in the preparation of the discussion set forth in the section entitled “Proposal 1 of the Vaporin Special Meeting - The Merger - Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully Submitted,

/s/ GUNSTER, YOAKLEY & STEWART, P.A.

GUNSTER, YOAKLEY & STEWART, P.A.